UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     May 1, 2007

CPI CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10204	43-1256674
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 231-1575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On May 1, 2007, CPI Corp. (the “Company”) and Portrait Corporation of America (“PCA”) and certain of its affiliates (collectively, the “Sellers”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which the Company will acquire substantially all of the assets of PCA and assume certain liabilities of PCA (the “Transaction”). The Assets will be purchased in accordance with Sections 363 and 365 of the Bankruptcy Code. The following summary of the Purchase Agreement and the Transaction is not complete and is qualified in its entirety by the copy of the Purchase Agreement filed as Exhibit 2.1 hereto, which is incorporated by reference herein.

Pursuant to the terms and subject to the conditions of the Purchase Agreement, at the closing of the Transaction, the Company will purchase substantially all of the assets of PCA (the “Assets”) and assume certain liabilities of PCA. The purchase price of $100 million is subject to certain adjustments including adjustments for the assumption of certain non-ordinary course liabilities and certain letters of credit outstanding under PCA’s credit facilities maintained in bankruptcy. In connection with the execution of the Purchase Agreement, the Company will deposit with the Sellers $3 million, which deposit shall be credited against the cash consideration owed at the closing of the Transaction.

The Company anticipates financing the Transaction with bank borrowings and plans to amend its existing credit facility in connection with the closing of the Transaction.

The Company and the Sellers have made customary representations, warranties and covenants in the Purchase Agreement. The Transaction is subject to customary closing conditions, including entry of an order by the Bankruptcy Court approving the Transaction, consent of certain third parties and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, each party’s obligation to consummate the Transaction is subject to certain other conditions, including, among others, (a) the accuracy of the representations and warranties of the other party in all material respects, and (b) material compliance of the other party with its covenants. The Transaction is expected to close by the end of June 2007 and is not subject to any financing conditions.

The Purchase Agreement contains certain termination rights for both the Company and the Sellers. Upon termination of the Purchase Agreement as a result of the failure of the Transaction to close due to the material breach by the Company of its obligations under the Purchase Agreement, the Sellers may retain the $3 million deposit delivered by the Company. Sellers will be required to pay to the Company $3 million if Sellers or the Company terminate the agreement under certain circumstances.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company has filed the Purchase Agreement as an exhibit to this Current Report on Form 8-K. The Purchase Agreement has been included to provide investors with information regarding its terms. There are representations and warranties contained in the Purchase Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Based upon the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits
2.1

Purchase and Sale Agreement dated as of May 1, 2007, by and among Portrait Corporation of America, PCA LLC, American Studios, Inc., PCA Photo Corporation of Canada, PCA National LLC, PCA Finance Corp. Inc., Photo Corporation of America, Inc. (each, a “Seller”) and CPI Corp.

99.1	Press Release issued by the Company May 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI CORP.

By:	/s/ Jane E. Nelson
Name: Jane E. Nelson

Title: Secretary and General Counsel

Dated: May 2, 2007

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